UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 18, 2024

Mercer Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-56575	92-3452469
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1100 Irmscher Blvd, Celina, Ohio		45822
(Address of Principal Executive Offices)		(Zip Code)

(419) 586-5158
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02	Results of Operations and Financial Condition

Mercer Bancorp, Inc. Announces Year-End Financial Results

Celina, Ohio (December 18, 2024) – Mercer Bancorp, Inc. (OTCQB: MSBB) (the “Company”), the holding company for Mercer Savings Bank (the “Bank”), announced today net income of $730,000, or $0.77 per share, for the year ended September 30, 2024, compared to net income of $744,000 for the year ended September 30, 2023.

September 30, 2024 Year End Highlights:
•	Net income of $730,000, or $0.77 per diluted share, for the year ended September 30, 2024, compared to a net gain of $744,000 for the year ended September 30, 2023.
•	Total assets were $181.7 million, an increase of $22.7 million, or 14.3% from $159.0 million at September 30, 2023.
•	Net loans were $145.1 million, an increase of $15.1 million, or 11.6% from $130.0 million at September 30, 2023.
•	Total deposits were $134.6 million, an increase of $11.7 million, or 9.6% from $122.8 million at September 30, 2023.

Operating Results
Net income was $730,000 for the year ended September 30, 2024, compared to a net gain of $744,000 for the year ended September 30, 2023.  Interest income increased $2.2 million, or 36.7%, to $8.2 million.  Interest expense increased $1.9 million, or 317.7%, to $2.5 million. Net interest income before provision for loan losses was $5.7 million, an increase of $311,000, or 5.8% from $5.4 million at September 30, 3023.   Noninterest expense increased $456,000, or 8.9% to $5.6 million.  The increase was due primarily to a $317,000, or 14.5%, increase in salaries and employee benefits, a $187,000, or 183.9%, increase in loan expense, a $179,000, or 63.7%, increase in professional services, a $118,000, or 22.3%, increase in data processing fees, a $106,000, or 29.3%, increase in other expense, and a $53,000, or 11.7%, increase in occupancy and equipment, partially offset by a $607,000 decrease in charitable contributions.

Balance Sheet
Total assets were $181.7 million, an increase of $22.7 million, or 14.3% from $159.0 million at September 30, 2023.  Total deposits increased $11.7 million, or 9.6%.

About Mercer Bancorp, Inc.
Mercer Bancorp (OTCQB: MSBB) became the holding company for Mercer Savings Bank, an Ohio-chartered bank, in July 2023 upon the completion of the Bank’s mutual-to-stock conversion. The Bank was founded in 1888 and offers a full range of financial services to individuals and businesses from our four offices in western Ohio. Our primary market area includes Mercer and Darke Counties in western Ohio and contiguous areas, including Adams and Jay Counties in eastern Indiana.

Item 8.01	Other Events

Mercer Bancorp, Inc. Announces Adoption of Stock Repurchase Program

The Company has received regulatory non-objection to its proposed repurchase of up to 102,297 shares of its common stock, which is approximately 10% of its outstanding common stock, as previously approved by the Board of Directors of the Company. Repurchases will not be initiated before the completion of the Company’s regular trading blackout for the period ended September 30, 2024, which will occur after the end of the first full trading day after the Company releases its results of operations for the period ended September 30, 2024.

Shares may be repurchased in open market or private transactions, through block trades, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. The repurchase program has no expiration date.

The timing and amount of share repurchases under the repurchase program may be suspended, terminated or modified by the Company at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The Company is not obligated to repurchase any particular number of shares or any shares in any specific time period.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding anticipated future events and often include words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are subject to risks and uncertainties. Various factors could cause actual results to differ materially from expected results, including the Company’s inability to execute its stock repurchase program due to stock market conditions or otherwise. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them. The Company disclaims any obligation to update such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER BANCORP, INC.

Date: December 18, 2024	By:	/s/ Alvin B. Parmiter
Alvin B. Parmiter
President and Chief Executive Officer